UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	April 12, 2005

Banta Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-14637	39-0148550
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

225 Main Street, Menasha, Wisconsin 54952
(Address of principal executive offices, including zip code)

(920) 751-7777
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

        On April 12, 2005, Banta Corporation (the “Company”) sold substantially all of the assets of its single-use healthcare products subsidiary, Banta Healthcare Group, Ltd. (“Banta Healthcare”), to an affiliate of Fidelity Capital Investors, Inc. (“Buyer”), a private equity investment division of Boston-based Fidelity Strategic Investments (the “Sale Transaction”). Banta Healthcare is a Neenah, Wisconsin-based manufacturer and distributor of disposable medical and dental products. Following the Sale Transaction, the business will operate under the name TIDI Products. The cash purchase price for the Sale Transaction was $67 million, subject to final net working capital adjustments. In addition, Buyer assumed certain liabilities of Banta Healthcare in connection with the Sale Transaction. A copy of the Asset Purchase Agreement relating to the Sale Transaction is filed as exhibit 10.1 and is incorporated by reference herein. In a separate, previously announced transaction related to the divestiture of Banta Healthcare, the Company sold its warehouse in Rialto, CA, to a California real estate investment company for $7 million.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibit is being filed herewith:

(10.1)	Asset Purchase Agreement among Banta Corporation, Banta Healthcare Group, Ltd. and BHG Acquisition LLC, dated as of February 12, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANTA CORPORATION
Date: April 18, 2005	By:	/s/ Ronald D. Kneezel
Ronald D. Kneezel Vice President, General Counsel and Secretary

BANTA CORPORATION

Exhibit Index to Current Report on Form 8-K
Dated April 12, 2005

Exhibit
Number

(10.1)	*Asset Purchase Agreement among Banta Corporation, Banta Healthcare Group, Ltd. and BHG Acquisition LLC, dated as of February 12, 2005.

*	The schedules and exhibits to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.